FORM 4

                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

Filed pursuant to Section 16(a) of the Securities  Exchange Act of 1934,
Section
17(a) of the Public Utility Holding Company Act of 1935 or Section 30(f) of the
Investment Company Act of 1940


1.    Name and Address of Reporting Person*
               Stephen D. Wilson
               PMB 202, 11575 SW Pacific Highway
               Tigard, OR 97223

2.    Issuer Name and Ticker or Trading Symbol
               TESSA COMPLETE HEALTH CARE, INC.  (TSAH)

3.    I.R.S. Identification Number of Reporting Person, if an entity
(Voluntary)
               N/A

4.    Statement for Month/Year
               02/11/03

5.    If Amendment, Date of Original (Month/Year)


6.    Relationship of Reporting Person(s) to Issuer (Check all applicable)
               /X/     *Director
               /X/     *Officer (give title below)
                           President, CEO, Secretary, CFO, and Treasurer

               /X /   10% Owner
               / /    Other (specify below) N/A

                                 ---------------------------

7.    Individual or Joint/Group Filing (Check Applicable Line)
               /X/      Form filed by One Reporting Person
               / /      Form filed by More than One Reporting Person

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
      Table 1 -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned

1.    Title of Security (Instr. 3)
               Common Stock

2.    Transaction Date(s) (Month/Day/Year)
               02/10/03, 02/11/03

3.    Transaction Code (Instr. 8)
               Code:   P

4.   Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)

     Date         Amount(Shares)      (A) or (D)     Price per share
     ---------    --------------      ----------     ---------------
     02/10/03       10,400,000             (A)           $.0003
     02/11/03       15,400,000             (A)           $.0002

5.    Amount of Securities Beneficially Owned at End of Month (Instr. 3 and 4)
               26,034,037

6.    Ownership Form:  Direct (D) or Indirect (I) (Instr. 4)
               D

7.    Nature of Indirect Beneficial Ownership (Instr. 4)
               N/A

      Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned (e.g., puts, calls, warrants, options, convertible securities)

1.    Title of Derivative Security (Instr. 3)
               N/A

2.    Conversion or Exercise Price of Derivative Security
               N/A

3.    Transaction Date
               N/A

4.    Transaction Code (Instr. 8)
               N/A

5. Number of Derivative Securities Acquired (A) or Disposed of (D) (Instr. 3, 4 and 5)
               N/A

6.    Date Exercisable and Expiration Date (Month/Day/Year)
               N/A

7.    Title and Amount of Underlying Securities (Instr. 3 and 4)
               N/A

8.    Price of Derivative Security (Instr. 5)
               N/A

9.    Number of Derivative Securities Beneficially Owned at End of Month
      (Instr. 4)
               N/A

10.   Ownership Form of Derivative Security: Direct (D) or Indirect (I)
      (Instr. 4)
               N/A

11.   Nature of Indirect Beneficial Ownership (Instr. 4)
               N/A

Explanation of Responses:

        N/A



                           By:  /s/ STEPHEN D. WILSON                02/12/03
                           --------------------------------        ----------
                                Stephen D. Wilson                     Date
                        ** Signature of Reporting Person



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Potential person(s) who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

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